  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 11, 1997
                                                         REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ATLANTIC COAST AIRLINES, INC.

             (Exact name of registrant as specified in its charter)

        DELAWARE                                             13-3621051
(State of Incorporation)                                  (I.R.S. Employer
                                                         Identification No.)
                                515-A SHAW ROAD
                             DULLES, VIRGINIA 20166
                                 (703) 925-6000

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           --------------------------

                               MR. KERRY B. SKEEN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         ATLANTIC COAST AIRLINES, INC.
                                515-A SHAW ROAD
                             DULLES, VIRGINIA 20166
                                 (703) 925-6000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:

   RONALD O. MUELLER, ESQ.                              STEPHEN A. RIDDICK, ESQ.
 GIBSON, DUNN & CRUTCHER LLP                             PIPER & MARBURY L.L.P.
1050 CONNECTICUT AVENUE, N.W.                           36 SOUTH CHARLES STREET
   WASHINGTON, D.C.  20036                                BALTIMORE, MD  21201
        (202) 955-8500                                       (410) 539-2530

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement from the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

============================================================================================================================
                                                                    Proposed Maximum    Proposed Maximum       Amount of
           Title of Each Class of                Amount to be        Offering Price        Aggregate          Registration
         Securities to be Registered              Registered          Per Security       Offering Price         Fee(1)
----------------------------------------------------------------------------------------------------------------------------
 7% Convertible Subordinated Notes Due 2004       $57,500,000             100%            $57,500,000          $17,424.24
----------------------------------------------------------------------------------------------------------------------------
   Common Stock, par value $.02 per share             (2)                  --                  --                  --
============================================================================================================================


(1) Calculated pursuant to Rule 457(i) under the Securities Act of 1933, as amended.

(2) Such indeterminate number of shares of Common Stock as may be issuable upon conversion of the Convertible Subordinated Notes registered hereunder, including such shares as may be issuable pursuant to antidilution adjustments. Pursuant to Rule 457(i), no registration fee is required for these shares.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(a), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS                                                SUBJECT TO COMPLETION
                                                             September 11, 1997

                         ATLANTIC COAST AIRLINES, INC.

                                  $57,500,000

                   7% CONVERTIBLE SUBORDINATED NOTES DUE 2004

                                      AND

                             SHARES OF COMMON STOCK

                        ISSUABLE UPON CONVERSION THEREOF

                              -------------------

         This Prospectus relates to the resale from time to time by the holders (the "Selling Securityholders") of up to $57,500,000 aggregate principal amount of 7% Convertible Subordinated Notes Due 2004 (the "Notes") of Atlantic Coast Airlines, Inc., a Delaware corporation (the "Company"), and the resale of shares of Common Stock, par value $.02 per share (the "Common Stock") of the Company issuable upon the conversion thereof (the "Conversion Shares").

         The Notes are convertible at the option of the holder into shares of Common Stock of the Company, at any time after 60 days following the latest date of issuance thereof and prior to maturity, unless previously redeemed or repurchased, at a conversion price of $18.00 per share (equivalent to a conversion rate of 55.56 shares per $1,000 principal amount of Notes), subject to adjustment in certain events. Interest on the Notes is payable semi-annually on April 1 and October 1 of each year, commencing on October 1, 1997.

         The Notes are not redeemable by the Company until July 1, 2000. Thereafter, the Notes will be redeemable, at any time, on at least 15 days' notice at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus accrued interest. Upon a Change of Control (as defined), each holder of the Notes may require the Company to repurchase all or a portion of such holder's Notes at 100% of the principal amount thereof, together with accrued interest to the repurchase date. The Notes are unsecured and subordinated in right of payment in full to all existing and future Senior Indebtedness (as defined) of the Company. See "Description of the Notes."

         The Notes were originally issued by the Company in a private placement on July 2 and July 18, 1997 to the Initial Purchasers (as defined) and were simultaneously sold by the Initial Purchasers in transactions exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), in the United States to persons reasonably believed to be "qualified institutional buyers" as defined in Rule 144A under the Securities Act.

         The Selling Securityholders may offer Notes or Conversion Shares from time to time to purchasers directly or through underwriters, dealers or agents. Such Notes or Conversion Shares may be sold at market prices prevailing at the time of sale or at negotiated prices. Each Selling Securityholder will be responsible for payment of any and all commissions to brokers, which will be negotiated on an individual basis.

         The Notes have been designated for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. The Common Stock is listed on the National Association of Securities Dealers Automated Quotations National Market ("Nasdaq") under the trading symbol "ACAI." On September 10, 1997, the last reported sale price of the Common Stock as reported on Nasdaq was $18.38 per share. The Conversion Shares have been approved for quotation on Nasdaq. For a description of certain federal income tax consequences to the holders of the Notes, see "Certain Federal Income Tax Consequences."

         The Company will not receive any of the proceeds from the sale of any Notes or Conversion Shares by the Selling Securityholders. Expenses of preparing and filing the registration statement to which this Prospectus relates and all post-effective amendments will be borne by the Company. See "Plan of Distribution" for a description of the indemnification arrangements between the Company and the Selling Securityholders.


                              -------------------

         SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE NOTES AND THE COMMON STOCK OFFERED HEREBY.

                                ---------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                ---------------

               The date of this Prospectus is September ___, 1997

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is required to file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the SEC at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic filings made by the Company through the SEC's Electronic Data Gathering, Analysis and Retrieval System are publicly available through the SEC's web site (http://www.sec.gov). Copies of other materials concerning the Company can be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

         This Prospectus is part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the SEC under the Securities Act with respect to the securities offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus omits certain information contained in the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement shall be deemed qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents have been filed by the Company with the SEC pursuant to the Exchange Act and are hereby incorporated by reference:

         1. Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and the Company's amendment to that Form 10-K for the fiscal year ended December 31, 1996 on Form 10-K/A (File Number 1-11998);

         2. Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997, and the Company's amendment to that Form 10-Q for the quarterly period ended March 31, 1997 on Form 10-Q/A (File Number 1-11998);

         3. Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997, and the Company's amendment to that Form 10-Q for the quarterly period ended June 30, 1997 on Form 10-Q/A (File Number 1-11998); and

         4.      The description of the Company's Common Stock in
         Registration Statement on Form S-1, effective July 20, 1993 (Registration Number 33-62206) and any amendments or reports filed for the purpose of updating such description.

         All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Notes and Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date any such document is filed.

         Any statements contained in a document incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (or in any other subsequently filed document which also is incorporated by reference in this Prospectus) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

         No person has been authorized in connection with the offering made hereby to give any information or make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any other person. This Prospectus does not constitute an offer to sell or solicitation of any offer to buy any of the securities offered hereby in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Richard Kennedy, Atlantic Coast Airlines, Inc., 515-A Shaw Road, Dulles, Virginia, 20166. Telephone inquiries may be directed to Richard Kennedy at (703) 925-6000.

                               PROSPECTUS SUMMARY

         The following information is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus and in the documents incorporated by reference herein. Except as otherwise indicated, (i) all references to the "Company" refer to Atlantic Coast Airlines, Inc. ("ACAI") and its wholly-owned subsidiary, Atlantic Coast Airlines ("ACA"), unless the context otherwise requires. This Prospectus, including statements incorporated by reference, contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

                                  THE COMPANY

         Atlantic Coast Airlines, Inc. is a regional airline serving 41 destinations in 17 states in the Eastern United States as of August 15, 1997, with 463 scheduled non-stop flights system-wide every weekday. The Company markets itself as "United Express" and is the only code-sharing regional airline for United Airlines, Inc. ("United") operating as United Express in the Eastern United States. The Company caters primarily to business travelers and operates primarily from United's East Coast hub at Washington-Dulles International Airport ("Washington-Dulles"), which serves the Northern Virginia and Washington, D.C. markets. As of August 15, 1997, the Company operated a fleet of 60 turboprop aircraft that consisted of two aircraft types and had an average age of less than five years. The Company has an agreement to acquire 12 Canadair Regional Jets, Series 200 ER ("CRJs"), with deliveries commencing in July 1997 and continuing through 1998 and options to acquire up to 36 additional CRJs. As of August 15, 1997, the Company had taken delivery of two CRJs. The Company is utilitizing the two CRJs for training and ad hoc charters before the commencement of revenue service in December 1997.

         As of August 15, 1997, the Company operated more flights daily from Washington-Dulles than any other airline, with 198 scheduled departures from Washington-Dulles each weekday. During 1996, the Company accounted for more passenger boardings at Washington-Dulles than any airline except United, and the Company and United together accounted for approximately 65% of passenger boardings from Washington-Dulles. During 1996, approximately 65% of the Company's traffic was point-to-point local travel or connections with other Company flights, 32% connected with United flights and 3% connected with flights of other carriers. The Company had operating revenues of $182.5 million and net income of $19.2 million in 1996, compared to $157.0 million and $12.9 million, respectively, in 1995.

         The Company's principal executive offices are located at 515-A Shaw Road, Dulles, Virginia, 20166. Its telephone number is (703) 925-6000.

                                  THE OFFERING

 Securities Offered  . . . . . . . . . .       $57,500,000 aggregate principal amount of 7% Convertible Subordinated Notes due 2004 (the "Notes"), and the Common Stock issuable upon conversion thereof (the "Conversion Shares").

 Interest Payment Dates  . . . . . . . .       April 1 and October 1, commencing October 1, 1997.

 Maturity Date   . . . . . . . . . . . .       July 1, 2004.

 Conversion  . . . . . . . . . . . . . .       The Notes are convertible into shares of Common Stock at any time after 60 days following the latest date of the issuance thereof and prior to maturity, unless previously redeemed or repurchased, at a conversion price of $18.00 per share, subject to certain adjustments.  See "Description  of
                                               Notes--Conversion of Notes."


 Redemption at the Option of the
    Company  . . . . . . . . . . . . . .       The Notes are not redeemable by the Company until July 1, 2000. Thereafter, the Notes will be redeemable, at any time, on at least 15 days' notice at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus accrued interest. See "Description of Notes--Optional
                                               Redemption by the Company." The Notes are not entitled to any sinking fund.

 Repurchase at the Option of
    Holders upon Change in
    Control  . . . . . . . . . . . . . .       In the event a Change in Control (as defined) occurs, each holder of Notes may require the Company to repurchase all or a portion of such holder's
                                               Notes at 100% of the principal amount thereof, together with accrued interest to the repurchase date. If a Change in Control were to occur, there could be no assurance that the Company would have sufficient funds to pay the repurchase price for all Notes tendered by the holders thereof or that the Company would be permitted to repurchase the Notes under its then-existing credit arrangements. See "Description of Notes--Repurchase at
                                               Option of Holders upon Change in Control" and "Risk Factors--Limitation on
                                               Repurchase of Notes upon Change in Control."

 Subordination   . . . . . . . . . . . .       The Notes are unsecured and subordinated in right of payment in full to all
                                               existing and future Senior Indebtedness.   See "Description  of Notes--
                                               Subordination of Notes." As defined, Senior Indebtedness includes the
                                               Company's long-term debt and capital leases and any outstanding balance on its line of credit.  As of June 30, 1997, the Company had $18.9 million of indebtedness outstanding that would have constituted Senior Indebtedness. As of June 30, 1997, the maximum amount the Company could borrow under its line of credit was $15.0 million.  The Indenture does not limit the amount of additional indebtedness, including Senior Indebtedness, that the Company can create, incur, assume or guarantee, nor does the Indenture limit the amount of indebtedness that any subsidiary can create, incur, assume or guarantee.

 Use of Proceeds   . . . . . . . . . . .       The Company will not receive any proceeds from the sale of the Notes or the
                                               Conversion Shares.

 Trading   . . . . . . . . . . . . . . .       The Notes are eligible for trading in the PORTAL market. The Common Stock is traded on Nasdaq under the symbol "ACAI."

                                  RISK FACTORS

         In addition to the other information contained in this Prospectus and in the documents incorporated herein by reference, prospective purchasers of the Notes and the Conversion Shares should carefully consider the following factors in evaluating an investment in the Notes or the Conversion Shares:

RISK FACTORS RELATED TO THE COMPANY

         Relationship with United. The Company is dependent on its code-sharing relationship with United for a substantial portion of its business. Through the Company's code-sharing and related agreements with United (the "United Express Agreements"), the Company has shared marketing identity with United, is permitted to identify its flights with the "UA" flight symbol in United's "Apollo" and other CRSs, awards and redeems credits in United's "Mileage Plus" frequent flyer program and obtains a number of ancillary services from United. The United Express Agreements impose a number of requirements and limitations on the Company's business. Among other things, these agreements require that the Company comply with detailed operating performance standards, maintain minimum flight frequency levels and meet certain other conditions, and restrict the Company's flexibility to engage in certain activities or take certain actions. The United Express Agreements prohibit the Company from entering into similar arrangements with other carriers without United's prior consent but do not prohibit United from competing, or from entering into agreements with other airlines that would compete, on routes served by the Company. The United Express Agreements also require the Company to obtain United's consent to operate aircraft with seating capacity of more than 30 passengers (including the CRJs) under the "United Express" name. Under the United Express Agreements, United has a right of first refusal with respect to any proposal by the Company to dispose of its assets or aircraft and with respect to issuance by the Company of shares of its Common Stock if, as a result of the issuance, certain of the Company's stockholders and their permitted transferees do not own at least 50% of the Company's Common Stock after such issuance.

         The Company's code-sharing agreement with United terminates on March 31, 1998, but is subject to earlier termination if the Company fails to comply with its requirements. The Company believes that it is currently in compliance with the United Express Agreements, but there can be no assurance that such compliance will or can be maintained or that the United Express Agreements will be renewed. Any termination or failure to renew the United Express Agreements, any materially adverse modification of the United Express Agreements or any substantial decrease in the number of routes served by the Company under the United Express Agreements would have a material adverse effect on the Company's business. As a result of the United Express Agreements, the Company's business is sensitive to events and risks affecting United. If United's business declines or is disrupted for a material period of time, or if United reduces its operations at its Washington-Dulles hub, determines to serve passengers over the Company's routes itself or enters into agreements with another carrier that serves the Company's routes, the Company's business and profitability could be materially adversely affected.

         Impact of Regional Jet Acquisitions on Relationship with United. The impact of the Company's purchase of regional jets on the United Express Agreements presently is not clear. The United Express Agreements require the Company to obtain United's consent to operate aircraft (including the CRJs) with seating capacity of more than 30 persons under the "United Express" name. Although the Company has requested United's consent to operate CRJs under the United Express Agreements, there can be no assurance that United will grant such consent, that United will not impose significant limitations or restrictions on such consent, or that such consent, if granted, will be granted in a timely manner.

         In the event that United does not consent to the operation of regional jets under the United Express Agreements, the Company anticipates entering into an alternative arrangement whereby United would provide most of the same services relating to the CRJs as United currently provides for the Company's turboprops operating under the United Express Agreements. These services would include passenger reservations and airport passenger handling. This contemplated alternative arrangement would also allow the Company's CRJ passengers to participate in United's Mileage Plus frequent flyer program. Pending final agreement with United regarding operation of the CRJs as United Express, or in the event such an agreement is not reached, the CRJs would be flown under the Company's name and CRJ flights would be designated in published flight guides and CRSs by the Company's own two-letter flight designator code instead of United's flight designator code. In the event that the Company is unable to enter such an alternative arrangement with United, the Company anticipates that it may enter into agreements with other parties to provide the ground support and other services needed to operate the CRJs. Such agreements could take the form of a code-sharing arrangement or an aircraft, crew, maintenance and insurance ("ACMI") arrangement. To the extent that the Company does not contract with third parties for such services, the Company anticipates that it would provide at least some of them directly.

         Recently, United's management and representatives of the Airline Pilots Association ("ALPA") representing United's pilots had several meetings to determine whether to permit regional jets to be flown under United Express code share arrangements. To date, the parties have not reached agreement on this issue. In August 1997, United agreed to reimburse the Company for its estimated aircraft lease and associated flight crew expenses for its CRJs that are delivered but are not in operation during the period from September 11, 1997 through December 31, 1997.

         There can be no assurance that the Company will reach final agreement with United for such services or that such agreements, if reached, will be reached in a timely manner. In addition, such agreements will not encompass all of the services currently provided by United under the United Express Agreements and may include terms for the provision of certain services that are not as favorable as similar terms under the United Express Agreements. The Company also may experience delays between the time such agreements are reached and the time the services to be provided under such agreements can be provided in an efficient and effective manner, which may result in delays in initiating regional jet flight service.

         Furthermore, in the event that the Company does not operate the CRJs as United Express, such operations may not be coordinated with United's flight schedules and will not carry United's two-letter flight designator code in ticket distribution networks, and the Company will not participate with United in cooperative advertising and marketing agreements. Therefore, in CRS ticket distribution systems and other media that display airline schedules, no on-line (code share) flights will appear between the Company's CRJ flights and United's flights. There can be no assurance that travelers will perceive such operations as favorably as the Company's current "United Express" turboprop operations or that demand for such flights will be commensurate with demand for "United Express" flights.

         No Experience Operating Jet Aircraft. The Company has no in-service experience operating jet aircraft. On August 19, however, the Company successfully completed several training, operational and administrative requirements mandated by the Federal Aviation Administration ("FAA"). Accordingly, the Company has received FAA approval to commence CRJ service. The addition of the CRJs to the Company's fleet will result in increased lease obligations and operating, maintenance, airport, personnel, training and other expenses. There can be no assurance that, if the Company significantly underestimates the amount of these costs or overestimates the amount of revenues it expects to generate from its CRJ service, such increased expenses or revenue shortfall would not have a material adverse effect on the Company's results of operations and financial condition.

         If the Company operates the CRJs under the Company's name rather than under the United Express name, the Company will be prohibited from providing CRJ service designated as United Express flights on any of its United Express routes. The Company intends to operate the CRJs on United Express routes the Company currently serves with turboprop aircraft and in markets not currently served by the Company. There can be no assurance that the Company will be able to identify appropriate new markets for the commencement of CRJ service or that it will be able to operate CRJs profitably in these new markets or in existing markets. With neither cooperative advertising and marketing with United nor designation of the Company's CRJ flights in published flight guides and CRSs as United flights, the Company may experience difficulty with respect to customer acceptance of the Company's CRJ services as a viable travel option and may incur advertising and marketing expenses in excess of what it would incur under the United Express program. The Company is also likely to experience lower load factors and yields as it enters new markets which, when combined with increased promotional expenses, could result in start-up losses. If the Company generates start-up losses in its regional jet program, the Company anticipates that such losses would be funded from cash on hand or cash flow from operations, which could adversely affect the Company's ability to meet other cash needs and could potentially slow the Company's implementation of its regional jet program.

         The Company anticipates commencing CRJ scheduled service in December 1997 with a total of four CRJs to be delivered before the December start-up date. In the event that CRJs are removed from scheduled service for scheduled maintenance, repairs or other reasons, any resulting interruption in service could have a material adverse effect on the Company's reputation and profitability. If the Company chooses to operate the CRJs in new markets, the limited number of aircraft to be operated initially by the Company in its regional jet operations may involve financial risks not present for carriers operating more regional jets than the Company will initially operate, because such other carriers would be able to spread their fixed costs over a greater number of regional jets. The Company's initial selection of appropriate markets for CRJ service is made even more important by the limited number of regional jets to be initially placed into service.

         Financial Performance. The Company has a limited operating history and has had variable financial results, including operating losses in two of its five full years of operation. Although the Company's operations achieved profitability for the 1995 and 1996 fiscal years, there can be no assurance that these results can or will be sustained. From time to time in the past, the Company received loans to finance its operations, and in conjunction with its restructuring in 1994 received an equity infusion, from British Aerospace. If the Company requires additional working capital, there can be no assurance that such funding can be obtained from British Aerospace or others.

         Dependence on Limited Number of Fleet Types. As of August 15, 1997, the Company operated 60 turboprop aircraft and had taken delivery of two CRJs. The Company's operational fleet presently is comprised of two models produced by one manufacturer, British Aerospace. In addition, the Company has commitments with Bombardier, Inc. to acquire at total of 12 CRJs, with options to acquire up to 36 additional CRJs. As a result, if British Aerospace's or Bombardier, Inc.'s business declines, the Company could be materially adversely affected by potential delays in scheduled deliveries and other factors. Any interruption of service as a result of unscheduled or unanticipated maintenance requirements or as a result of FAA restrictions on the use of any aircraft flown by the Company could have a material adverse effect on the Company's operations and profitability.

         As a result of British Aerospace's May 29, 1997 announcement that it will cease manufacture of the British Aerospace Jetstream J-41 ("J-41"), both types of turboprop aircraft operated by the Company will be out of production. The Company has long-term lease commitments for both aircraft types and will continue to rely on British Aerospace and other vendors for ongoing support. The fact that both the British Aerospace Jetstream J-32 ("J-32") and J-41 will be out of production could over time materially adversely affect the Company in such areas as product support, spare parts availability and maintenance costs. The announcement regarding the J-41 could also adversely impact the Company's ability to obtain third party financing of its J-41s. On July 2, 1997, the Company and British Aerospace amended their agreement, dated February 23, 1997 (the "BA J-41 Agreement"), whereby the Company had agreed to acquire additional J-41s. This amendment includes, among other things, British Aerospace asset value support for certain proposed third party J-41 refinancings. In July 1997, the Company closed third party leases for three of the four J-41 aircraft delivered under the BA J-41 Agreement. There can be no assurance, however, that the financing terms agreed in the amendment to the BA J-41 agreement will be sufficient to facilitate the refinancing of any additional aircraft or any particular number of aircraft.

         Dependence on Northern Virginia Market. Because most of the Company's revenue passengers take flights that depart from or arrive at Washington-Dulles, the Company is largely dependent upon providing service between the Northern Virginia market and other markets in the Northeastern and Eastern United States. Any reduction in the Company's share of the Northern Virginia market or a reduction in passenger traffic, particularly United passenger traffic, to or from Washington-Dulles, as a result of economic or demographic factors or other events, could have a material adverse effect on the Company.

         Financial Leverage. The Company has substantial indebtedness. As of August 15, 1997, the Company had outstanding $60.2 million in long-term debt and capital leases, having an annual debt service and capital lease expense of $5.2 million, and outstanding operating leases requiring minimum annual lease payments of $37.0 million. The Company's long-term debt and operating and capital leases require significant periodic cash payments and there can be no assurance that the Company's operations will generate sufficient cash flow to make such payments. In addition, the Company's acquisition of additional aircraft, including the CRJs, will result in increased leverage in the form of additional operating lease obligations. Moreover, the Indenture does not limit the amount of additional indebtedness, including Senior Indebtedness, that the Company can create, incur, assume or guarantee, nor does the Indenture limit the amount of indebtedness that any subsidiary can create, incur, assume or guarantee. The Company's leverage may impair its ability to obtain additional financing, may make the Company more vulnerable to the cyclical and seasonal nature of the airline industry, may restrict the Company's ability to exploit new business opportunities and may limit the Company's flexibility in responding to changing business conditions.

         Fuel. Fuel costs represent a major component of operating expense for all airlines and are volatile. Based on consumption for 1996, each one cent per gallon increase in the Company's cost of fuel translates into an increase of approximately $200,000 in annual aviation fuel expense. The operation of regional jets will significantly increase the Company's fuel costs. The price of aviation fuel varies directly with market conditions and is influenced by factors outside of the control of the Company, such as economic and political factors, the actions of OPEC in setting targets for the production and pricing of crude oil and applicable fuel taxes. The Company relies on an affiliate of United to supply the majority of its fuel and has no guaranteed long-term sources of supply. Although the Company has not entered into any fuel hedging arrangements, the Company may seek to limit its exposure to changes in fuel costs by entering into such arrangements in the future. There can be no assurance that any such arrangements will effectively minimize the impact of increases in fuel costs on the Company's results of operations. The Company intends to follow industry trends in seeking to raise fares in response to significant fuel price increases. However, the Company's ability to pass on increased fuel costs through fare increases may be limited by economic and competitive conditions. Accordingly, a reduction in the availability of fuel or an increase in the price of fuel could have a material adverse effect on the Company's cash flow and results of operations.

         Pilot Turnover. Over the past year, the Company has experienced a higher rate of pilot turnover than in the past, which the Company attributes in part to increased competition from larger carriers for qualified pilots. There can be no assurance that the Company will be able to recruit and train the number of pilots necessary to conduct its operations in the future. To satisfy its needs, the Company may experience higher recruitment, training and compensation costs, all of which could have a material adverse effect on its profitability.

         Slots. As of , August 15, 1997, the Company utilized 18 arrival/departure slots at LaGuardia, 11 slots at New York-JFK and six slots at White Plains, NY airports, which slots are required by governmental authorities for operation at these facilities. Airlines may acquire slots by governmental grant, by lease or purchase from other airlines or by loan when another airline does not use a slot but desires to retain its authority over the slot. All leased and loaned slots are subject to regular renewal and termination provisions. Slots at White Plains, NY are subject to both local and federal regulation.

         The Company holds government grants on eight slots at LaGuardia and owns three slots at White Plains, NY. The Company leases from other airlines 10 slots at LaGuardia, six of which expire in 2002 and four of which expire in the fourth quarter of 1997. The Company also leases from other airlines 11 slots at New York-JFK that expire in the fourth quarter of 1997 and three slots at White Plains, NY that terminate on 90 days' notice. The Company believes, based on past experience, that as slots expire, it will be able to either renew such slots or find substitute slots at comparable prices.

         The U.S. Department of Transportation ("DOT") has in the past reallocated slots and reserves the right to withdraw slots. Various amendments to the slot system, proposed from time to time by the FAA, members of Congress and others, could, if adopted, significantly affect operations at airports where the Company currently holds slots or expand slot controls to other airports. Certain of such proposals could restrict the number of flights at certain airports, limit the ownership transferability of slots, increase the risk of slot withdrawal or otherwise decrease the value of slots. There can be no assurance that the Company will be able to renew or obtain replacement slots for its leased slots, that it will be able to retain its government-granted slots or that it will be able to offset any decrease in revenues resulting from a loss of any slots it currently utilizes.

         Labor Negotiations. The Company's existing collective bargaining agreement with the ALPA was amended on February 26, 1997 and is effective for three years. The Company's contract with the Association of Flight Attendants became amendable on April 30, 1997 and negotiations regarding amendment began in August 1997. The Company has been in negotiations under federal mediation with the Aircraft Mechanics Fraternal Association ("AMFA") since December 1994 to negotiate the terms of an initial contract. In addition, the Company is involved in litigation with AMFA over certain work rule changes and whether the union has the right to strike. There can be no assurance that these labor issues will be settled without wage increases, work rule changes or other provisions that could have a material adverse effect on the Company's operations or financial performance.

         Seasonality. The Company generally experiences lower demand from December through February. Because the Company's services and marketing efforts are focused on business travelers, this seasonality of demand is somewhat greater than for airlines that carry a larger proportion of leisure travelers. In addition, the Company's principal area of operations experiences adverse weather during this period, causing a greater percentage of the Company's and other airlines' flights to be canceled. These seasonal factors have combined in the past to reduce the Company's traffic, profitability and cash generation for this three month period as compared to the remainder of the year.

RISK FACTORS RELATED TO THE NOTES

         Subordination. The Notes are unsecured and subordinated in right of payment in full to all existing and future Senior Indebtedness of the Company. Under the Indenture, the Notes are subordinated to the Company's long-term debt and capital leases, and any amounts outstanding under its line of credit. As a result of such subordination, in the event of any insolvency, liquidation or reorganization of the Company or upon acceleration of the Notes due to an Event of Default (as defined in the Indenture), the assets of the Company will be available to pay obligations on the Notes and any other subordinated indebtedness of the Company only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes and any other subordinated indebtedness of the Company then outstanding. The Indenture does not prohibit or limit the incurrence of Senior Indebtedness or the incurrence of other indebtedness and other liabilities by the Company. The incurrence of such indebtedness could adversely affect the Company's ability to pay its obligations under the Notes. As of June 30, 1997, the Company had $18.9 million of indebtedness outstanding that would have constituted Senior Indebtedness.

         Absence of Public Market for the Notes. The Initial Purchasers have informed the Company that they are making and currently intend to continue making a market in the Notes. They are not obligated to do so and any such market making may be discontinued at any time without notice, in the sole discretion of the Initial Purchasers. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes. The Notes are currently eligible for trading by qualified buyers in the PORTAL market. The Company does not intend to apply for listing of the Notes on any securities exchange or for quotation through Nasdaq.

         The liquidity of, and trading market for, the Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

         Limitation on Repurchase of Notes upon Change in Control. Upon the occurrence of a Change in Control, as defined, each holder of Notes may require the Company to repurchase all or a portion of such holder's Notes. If a Change in Control were to occur, there could be no assurance that the Company would have sufficient financial resources or would be able to arrange financing to pay the repurchase price for all Notes tendered by holders thereof. The Company's ability to repurchase the Notes in such event may be limited by law, the Indenture or the terms of other agreements relating to borrowings that constitute Senior Indebtedness, as such indebtedness or agreements may be entered into, replaced, supplemented or amended from time to time. The Company may be required to refinance Senior Indebtedness in order to make any such payment. If the Company is prohibited from repurchasing the Notes, its failure to repurchase the Notes would constitute an Event of Default under the Indenture, which may, in turn, constitute a further default under certain of the Company's existing agreements relating to borrowings and the terms of other indebtedness that the Company may enter into from time to time. In such circumstances, the subordination provisions in the Indenture would prohibit payments to the holders of the Notes. Furthermore, the Company may not have the financial ability to repurchase the Notes in the event that maturity of any Senior Indebtedness is accelerated as a result of a default under the applicable loan or similar agreement. See "Description of Notes--Repurchase at Option of Holders upon Change in Control."

RISK FACTORS RELATED TO THE INDUSTRY

         Competition. The airline industry is highly competitive and industry earnings are volatile. The domestic airline industry has undergone major structural changes since the enactment of the Airline Deregulation Act of 1978 (the "Deregulation Act"). Since that time, there has been substantial consolidation and integration of both major and regional carriers, including the acquisition or association of most regional carriers by or with major carriers. Deregulation has made possible the rapid entry of competitors, including discount carriers and some major carriers, into the Company's markets, and competitors are able to adjust fares rapidly to improve their competitive position.

         From 1990 to 1992, the airline industry experienced unprecedented losses due to high fuel costs, general economic conditions, intense price competition and other factors. Airlines compete on the basis of pricing, scheduling (frequency and flight times), on-time performance, frequent flyer programs and other services. The airline industry is susceptible to price discounting, which involves the offering of discount or promotional fares to passengers. Any such fares offered by one airline are normally matched by competing airlines, which often results in lower industry yields without a corresponding increase in traffic levels.

         Most of the Company's markets are highly competitive. The Company currently competes on some routes with both major and regional carriers and with discount carriers. All the major carriers and some of the regional carriers and discount carriers have greater financial resources than the Company, and some of the Company's competitors have lower unit costs than the Company. There can be no assurance that other carriers, including United, will not institute additional competing services on one or more of the Company's routes or will not reduce fares on one or more routes that compete with the Company's routes, either of which could have a material adverse effect on the Company's business or profitability.

         Commuter turboprop air traffic has been impacted in the past by public perception that such air travel is not as safe as jet air travel. The Company's operations are subject to the risk that one or more events could occur within the industry that would adversely affect the public's perception of commuter air services and, therefore, the demand for such services, or would result in increased costs due to more stringent regulation. In addition, there can be no assurance that the types of aircraft that comprise the Company's fleet will not experience mechanical or other safety-related problems that would adversely affect the public's perception of travel on such aircraft or of commuter air services generally, and therefore result in decreased demand or increased costs due to more stringent regulation.

         Government Regulation. The Company is subject to regulation by the DOT, the FAA and certain other governmental agencies. The DOT has extensive authority to issue certificates authorizing carriers to engage in air transportation, establish consumer protection regulations, prohibit certain pricing practices, mandate conditions of carriage and make ongoing determinations of a carrier's fitness, willingness and ability to provide air transportation. The DOT can also bring proceedings for the enforcement of its regulations under the applicable federal statutes, which proceedings may result in civil penalties, revocation of operating authority or criminal sanctions. The Company holds a certificate of public convenience and necessity, issued by the DOT, that authorizes it to conduct air transportation of persons, property and mail between all points in the United States, its territories and possessions. This certificate requires that the Company maintain DOT-prescribed minimum levels of insurance, comply with all applicable statutes and regulations and remain continuously "fit" to engage in air transportation.

         Based on conditions in the industry, or as a result of Congressional directives or statutes, the DOT from time to time proposes and adopts new regulations or amends existing regulations. The Company incurs substantial expense in complying with current regulations and cannot predict what additional requirements may be imposed in the future or the cost of complying with such requirements.

         The Company believes that it is in compliance with all requirements currently necessary to maintain in good standing its operating authority granted by the DOT and the FAA and that it has taken adequate steps to implement in a timely manner all regulatory changes that have been approved for future implementation. Any modification, suspension or revocation of the Company's DOT or FAA authorizations or certificates could have a material adverse effect on the Company and its business operations.

         The FAA regulates the safety-related activities of air carriers. The Company is subject to the FAA's jurisdiction with respect to aircraft maintenance and operations, equipment, ground facilities, flight dispatch, communications, training, weather observation, flight personnel and other matters affecting air safety. To ensure compliance with its regulations, the FAA requires that airlines under its jurisdiction, such as the Company, obtain an operating certificate and operations specifications for the particular aircraft and types of operations conducted by such airlines. The Company possesses an Air Carrier Certificate issued by the FAA and related authorities authorizing it to conduct operations with turboprop equipment. On August 19, 1997, the Company received FAA approval to commence revenue operations with CRJs. The Company's authority to conduct operations is subject to suspension, modification or revocation for cause. The FAA has authority to bring proceedings to enforce its regulations, which proceedings may result in civil or criminal penalties or revocation of operating authority.

         The FAA also has authority to issue maintenance directives and other mandatory orders relating to, among other things, inspection of aircraft, installation of new safety-related items (such as collision and windshear avoidance systems) and the mandatory removal and replacement of aircraft parts that have failed or may fail in the future. Depending upon the scope of the FAA's order, these requirements may cause the Company to incur substantial, unanticipated expenses.

         The FAA requires air carriers to adopt and enforce procedures designed to safeguard property, ensure airport security and screen passengers to protect against terrorist acts. The FAA, from time to time, imposes additional security requirements on air carriers and airport authorities based on specific threats or world conditions, or as otherwise required. The Company incurs substantial expense in complying with current security requirements and it cannot predict what additional security requirements may be imposed in the future or the cost of complying with such requirements.

         The Airport Noise and Capacity Act of 1990 ("ANCA") requires the phase-out of the operation of certain aircraft. Neither the Company's turboprop aircraft nor the CRJs are subject to the phase-out provisions of ANCA. While ANCA generally preempts airports from imposing unreasonable local noise rules that restrict air carrier operations, airport operators may implement reasonable and nondiscriminatory local noise abatement procedures, which procedures could impact the ability of the Company to serve certain airports, particularly in off-peak hours. Certain local noise rules adopted prior to ANCA were grandfathered under the statute.

         The Company is obligated to collect a U.S. transportation excise tax of 10% of passenger ticket revenue. This tax, known as the aviation trust tax or the "ticket tax", is used to defray the cost of FAA operations and other aviation programs. Recently the federal statute authorizing the ticket tax expired on two separate occasions--from January 1, 1996 through August 26, 1996, and from January 1, 1997 through March 6, 1997. Consistent with industry practice, the Company did not collect the ticket tax during these periods. The ticket tax was most recently reinstated effective March 7, 1997, with an expiration date of September 30, 1997. Beginning on October 1, 1997, a revised formula for determining the ticket tax takes effect. Under this revised formula, the ticket tax will be comprised of a percentage of passenger ticket revenue plus a flat fee for each segment of each flight, and will be adjusted annually. For the period from October 1, 1997 through September 30, 1998, the ticket tax will equal nine percent of passenger ticket revenue plus $1 per segment. The Company does not anticipate that this change to the ticket tax will have a materially adverse impact on its operations.

         Additional laws and regulations have been proposed from time to time that could significantly increase the cost of airline operations by imposing additional requirements or restrictions on carriers' operations. Management cannot predict what laws and regulations will be adopted, if any, or how they will affect the Company.

         Industry Operating Leverage. The airline industry is characterized by a high degree of operating leverage. Because of high fixed costs, the expenses of each flight do not vary proportionately with the number of passengers carried, but revenues generated from a particular flight are directly related to the number of passengers carried and the fare structure of the flight. Accordingly, a decrease in the number of passengers carried that is not offset by higher fares, or a decrease in fares that is not offset by an increase in the number of passengers carried, would result in a decrease in profits that is disproportionately greater than the corresponding decrease in passengers or in fares.

         Cyclical Nature of Business. The airline industry is highly sensitive to general economic conditions, in large part due to the discretionary nature of a substantial percentage of both business and leisure travel. During periods of recession many airlines reduce fares in an effort to stimulate traffic. Overall economic and competitive conditions in the airline industry have contributed to a number of bankruptcies and liquidations among airlines. A worsening of current economic conditions, or an extended period of recession nationally or regionally, could have a material adverse effect on the Company's operations.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The Company's ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                       SIX MONTHS ENDED
                                           JUNE 30,                                 YEAR ENDED DECEMBER 31,

                                      1997           1996               1996      1995       1994       1993      1992
                                      ----           ----               ----      ----       ----       ----      ----

Ratio of Earnings to
Fixed Charges . . . . . . . .         2.88           2.73               2.84      2.09         *        1.01       .47




   * Earnings for the year ended December 31, 1994 were insufficient to cover fixed charges by approximately $25,136,000.

         The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings. Earnings is defined as pretax income from continuing operations adjusted by adding fixed charges and excluding interest capitalized during the period. Fixed charges consist of interest and financing charges, the estimated interest component of rent expense and preferred stock dividends.

                                USE OF PROCEEDS

         The Company will not receive any proceeds from the sales of the Notes or the Conversion Shares by the Selling Securityholders.

                                  THE COMPANY

BACKGROUND

         Atlantic Coast Airlines, Inc. is a regional airline serving 41 destinations in 17 states in the Eastern United States as of August 15, 1997, with 463 scheduled non-stop flights system-wide every weekday. The Company markets itself as "United Express" and is the only code-sharing regional airline for United Airlines, Inc. ("United") operating as United Express in the Eastern United States. The Company caters primarily to business travelers and operates primarily from United's East Coast hub at Washington-Dulles International Airport ("Washington-Dulles"), which serves the Northern Virginia and Washington, D.C. markets. As of August 15, 1997, the Company operated a fleet of 60 turboprop aircraft that consisted of two aircraft types and had an average age of less than five years. The Company has an agreement to acquire 12 Canadair Regional Jets, Series 200 ER ("CRJs"), with deliveries commencing in July 1997 and continuing through 1998 and options to acquire up to 36 additional CRJs. As of August 15, 1997, the Company had taken delivery of two CRJs. The Company is currently utilizing the two CRJs for training and ad hoc charters prior to commencement of revenue operations in December 1997.

         As of August 15, 1997, the Company operated more flights daily from Washington-Dulles than any other airline, with 198 scheduled departures from Washington-Dulles each weekday. During 1996, the Company accounted for more passenger boardings at Washington-Dulles than any airline except United, and the Company and United together accounted for approximately 65% of passenger boardings from Washington-Dulles. During 1996, approximately 65% of the Company's traffic was point-to-point local travel or connections with other Company flights, 32% connected with United flights and 3% connected with flights of other carriers. The Company had operating revenues of $182.5 million and net income of $19.2 million in 1996, compared to $157.0 million and $12.9 million, respectively, in 1995.

HISTORY

         ACAI acquired the Atlantic Coast division of WestAir Commuter Airlines, Inc. and commenced operations in October 1991. From 1991 through the first quarter of 1994, the Company grew rapidly by assuming routes from Washington-Dulles that previously had been served by United and by another United Express carrier, and by establishing mini-hub operations in Newark, New Jersey and Orlando, Florida. During this period, the Company's operations grew from 29 aircraft serving 33 destinations from Washington-Dulles to 62 aircraft serving 54 cities along the East Coast. The Company also increased the number of aircraft types it operated from two to four. In the first quarter of 1994, the Company recorded an $8.3 million operating loss, which the Company believes resulted primarily from (i) high operating costs caused by its mixed aircraft fleet, (ii) the depression of yields in the Northeast and Florida as a result of Continental Airlines' introduction of CAL Lite, and (iii) changes in United's flight schedule that resulted in a reduction in the number of United flights from Washington-Dulles and discontinuation of a significant portion of United's northbound routes from Orlando.

         In the second quarter of 1994, the Company commenced a plan of restructuring to reduce the number of aircraft types in its fleet from four to two, eliminate unprofitable routes and operations and change its capital structure. Since the Company implemented the restructuring plan in 1994, it has experienced a significant improvement in operating performance and financial condition. The Company believes that its improved financial results are attributable to the benefits realized from the 1994 restructuring plan, the Company's renewed emphasis on and improvements in yield management, increased passenger demand and a generally improved economic environment for airlines.

STRATEGY

         The Company's long-term corporate objective is to achieve sustained earnings growth by:

                 - Implementing its new regional jet fleet and growing its
                   Washington-Dulles hub;

                 - Capitalizing on and promoting its relationship and identity with United Airlines;

                 - Continuing to reduce operating and financial costs;

                 - Continuing to emphasize operational safety; and

                 - Satisfying the needs of the high-yield business traveler.

         A central element of the Company's growth strategy is the expansion of its aircraft fleet, primarily through the addition of regional jets. Regional jets have greater flying range and capacity and, depending on stage length, operate at lower unit costs than the Company's turboprop aircraft. In addition, regional jets fly faster and provide a higher degree of passenger comfort than the Company's turboprops. Accordingly, the introduction of the CRJs to the Company's fleet will permit expansion of the Company's business into new markets and expansion of the Company's customer base.

         The Company intends to capitalize on and promote its code-sharing relationship with United, which has contributed significantly to the Company's growth. The Company has a shared market identity with United, lists its flights under United's two-letter flight designator code in airline CRSs and other published schedules and awards United's "Mileage Plus" frequent flyer miles to its passengers. The Company coordinates its schedules with United, particularly at Washington-Dulles, and participates with United in cooperative advertising and marketing agreements. In most cities served by the Company, United provides all airport facilities and related ground support services. The Company also participates in United's "Apollo" reservation system and other major CRSs, uses the United Express logo and has exterior aircraft paint schemes similar to those of United.

         The Company's agreements with United require that the Company obtain United's consent to operate the CRJs under the "United Express" name, and the Company is seeking such consent. Pending final agreement with United regarding operation of the CRJs as United Express, or in the event such an agreement is not reached, the Company anticipates entering into an alternative arrangement whereby United would provide most of the same services relating to the CRJs as United currently provides for the Company's turboprops operating under the United Express Agreements. These services would include passenger reservations, airport passenger handling and computerized reservation system ("CRS") travel agent distribution systems. This contemplated arrangement would also allow the Company's CRJ passengers to participate in United's "Mileage Plus" frequent flyer program, both by accumulating award miles and redeeming earned miles. Pending final agreement with United regarding operation of the CRJs as United Express, or in the event such an agreement is not reached, the CRJs would be flown under the Company's name and CRJ flights would be designated in published flight guides and CRSs by the Company's own two-letter flight designator code instead of United's flight designator code. In the event that the Company is unable to enter such an arrangement with United, the Company anticipates that it may enter into agreements with other parties to provide the ground support and other services needed to operate the CRJs. To the extent that the Company does not contract with third parties for such services, the Company anticipates that it would provide at least some of them directly.

         Recently, United's management and representatives of ALPA representing United's pilots had several meetings to determine whether to permit regional jets to be flown under United Express code share arrangements. As of the date of this Prospectus, the parties have not reached agreement on this issue. In August 1997, United agreed to reimburse the Company for its estimated aircraft lease and associated flight crew expenses for its CRJs that are delivered but not in operation during the period from September 11, 1997 through December 31, 1997.

         The Company continues to seek opportunities to reduce unit costs and improve performance. Specific cost reduction initiatives include refinancing of certain used J-41 aircraft leases, construction of a maintenance hangar at Washington-Dulles and installation of flight management equipment. In July 1997, following British Aerospace's announcement that it would no longer manufacture the J-41 as part of its product line, the Company and British Aerospace amended the BA J-41 Agreement. Pursuant to this amendment, British Aerospace will provide certain asset value support that the Company believes may allow the Company to secure third party financing on certain previously leased J-41s. Third party financings of J-41s completed to date have resulted in reduced payment obligations, shorter lease terms and improved return conditions, and the Company believes that, depending on market economic conditions, any additional third party financings of previously leased J-41s will have similar results. The exact number of aircraft that are ultimately refinanced and the dates on which such refinancings close remain under negotiation and are subject to market conditions. There can be no assurance that (i) the asset value support offered by British Aerospace will be sufficient to enable the Company to refinance any additional J-41 aircraft or
(ii) the Company or British Aerospace will be willing to provide additional asset value or enhancements to support the Company's refinancing efforts.

         For over three years, the Company has worked with the FAA to develop enhanced pilot training and cockpit decision-making procedures under two programs: the Advanced Qualification Program ("AQP") and the Crew Resource Management Program ("CRM"). AQP and CRM focus training curriculums on individual technical skills and crew interaction scenarios. The FAA has given the Company a $500,000 grant to study how CRM can be integrated with standard operational procedures such as crew briefings and checklists. The Company anticipates that it will continue to enhance and improve these programs in cooperation with the FAA.

         The Company is also in the process of installing in its aircraft an enhanced navigational aid using global positioning satellite ("GPS") technology. Once implemented, the Company anticipates that GPS will reduce both aircraft block hours and pilot workloads. On July 18, 1997, the FAA approved the Company's use of GPS on certain routes.

         The Company seeks to attract and retain business travelers in order to maintain and improve its yields. The Company's affiliation with United's Mileage Plus frequent flyer program is important in attracting repeat business customers. The Company believes that flight frequency and product quality are equally important in attracting business travelers because approximately 65% of its passengers presently do not connect to or from a United flight. In 34 of the Company's non-stop markets, the Company has at least four weekday departures. Currently, in the high-density Boston-New York-Washington corridor, the Company has as many as 14 daily departures in some markets.

                            DESCRIPTION OF THE NOTES

         The Notes were issued under an indenture dated as of July 2, 1997 (the "Indenture"), between the Company and First Union National Bank of Virginia, as Trustee (the "Trustee"). A copy of the form of Indenture and the related registration rights agreement between the Company and the Initial Purchasers (the "Registration Rights Agreement") is available from the Trustee upon request by a registered holder of Notes. The following summaries of certain provisions of the Notes, the Indenture and the Registration Rights Agreement do not purport to be complete and are subject to, and qualified in their entirety by reference to, all the provisions of the Notes, the Indenture and the Registration Rights Agreement, including the definitions therein of certain terms that are not otherwise defined in this Offering Memorandum. Wherever particular provisions or defined terms of the Indenture (or of the form of Note which is a part thereof) or the Registration Rights Agreement are referred to, such provisions or defined terms are incorporated herein by reference.

GENERAL

         The Notes represent unsecured general obligations of the Company subordinate in right of payment to certain other obligations of the Company as described under "-- Subordination of Notes," and convertible into Common Stock as described under "-- Conversion of Notes." The Notes will mature on July 1, 2004, unless earlier redeemed at the option of the Company or repurchased by the Company at the option of the holder upon a Change in Control.

         The Indenture does not contain any financial covenants or any restrictions on the payment of dividends, the incurrence of Senior Indebtedness or the issuance or repurchase of securities of the Company. The Indenture contains no covenants or other provisions to afford protection to holders of Notes in the event of a highly leveraged transaction or a change in control of the Company except to the extent described under "-- Repurchase at Option of Holders upon Change in Control."

         The Notes bear interest at the annual rate of seven percent, payable on April 1 and October 1, commencing on October 1, 1997, to holders of record at the close of business on the March 15 and September 15, respectively (other than with respect to a Note or portion thereof called for redemption on a redemption date, or repurchased in connection with a Change in Control on a Repurchase Date (as defined below) during the period from the Record Date to (but excluding) the next succeeding Interest Payment Date (in which case accrued interest shall be payable to the extent required to the holder of the Note or portion thereof redeemed or repurchased) or converted after the Record Date and before the next succeeding Interest Payment Date except to the extent that, at the time such Note or portion thereof is submitted for conversion, such Note or portion thereof was required to be accompanied by funds equal to the amount of interest payable on such succeeding Interest Payment Date on the principal amount so converted. See "-- Conversion of Notes." Interest may, at the Company's option, be paid by check mailed to such holders, provided that a holder of Notes with an aggregate principal amount in excess of $5,000,000 will be paid by wire transfer in immediately available funds at the election of such holder. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

         Principal and premium, if any, are payable, and the Notes may be presented for conversion, registration of transfer and exchange, without service charge, at the office of the Company maintained for such purpose in Richmond, Virginia, which shall initially be the office or agency of the Trustee.

         The Indenture and the Registration Rights Agreement are governed by and construed under the laws of the Commonwealth of Virginia.

BOOK ENTRY, DELIVERY AND FORM

         The Notes were issued in fully registered form, without coupons, in denominations of $1,000 principal amount and multiples thereof.

         Global Note, Book-Entry Form. Notes held by qualified institutional buyers, as defined in Rule 144A under the Securities Act ("QIBs"), are evidenced by a global Note (the "Global Note") which is deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") and registered in the name of Cede & Co. ("Cede") as DTC's nominee.

         A QIB may hold its interests in the Global Note directly through DTC if such QIB is a participant in DTC, or indirectly through organizations which are participants in DTC (the "Participants"). Transfers between Participants will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interest in the Global Note to such persons may be limited.

         QIBs who are not Participants may beneficially own interests in the Global Note held by DTC only through Participants, including Euroclear and Cedel, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). So long as Cede, as the nominee of DTC, is the registered owner of the Global Note, Cede for all purposes will be considered the sole holder of the Global Note. Except as provided below, owners of beneficial interests in the Global Note are not entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form and are not considered holders thereof.

         Payment of interest on and the redemption price of the Global Note will be made to Cede, the nominee of DTC, as the registered owner of the Global Note, by wire transfer of immediately available funds on the applicable payment date therefor. Neither the Company, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         The Company has been informed by DTC that, with respect to any payment of interest on, or the redemption price of, the Global Note, DTC's practice is to credit Participants' accounts on the applicable payment date therefor with payments in amounts proportionate to their respective beneficial interests in the Notes represented by the Global Note, as shown on the records of DTC (adjusted as necessary so that such payments are made with respect to whole Notes only), unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests in Notes represented by the Global Note held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name."

         Holders who desire to convert their Notes into Common Stock pursuant to the terms of the Notes should contact their brokers or other Participants or Indirect Participants to obtain information on procedures, including proper forms and cut-off times, for submitting such requests.

         Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in Notes represented by the Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

         Neither the Company nor the Trustee (or any registrar, paying agent or conversion agent under the Indenture) will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including, without limitation, the presentation of Notes for exchange as described below), only at the direction of one or more Participants to whose account DTC interests in the Global Note are credited and only in respect of the principal amount of the Notes represented by the Global Note as to which such Participant or Participants has or have given such direction.

         DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities for its Participants. DTC also facilitates the clearance and settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic book-entry changes to accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the Initial Purchasers. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly. The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

         Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among Participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will cause Notes to be issued in definitive form in exchange for the Global Note. None of the Company, the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

         Certificated Notes. Beneficial holders of an interest in the Global Note may request that their Notes be issued in certificated form, and may request at any time that their interest in a Global Note be exchanged for a
Note in certificated form. Certificated Notes may be issued in exchange for Notes represented by the Global Note if no successor depositary is appointed by the Company as set forth above under "--Global Note, Book Entry Form."

         Restrictions on Transfer; Legends. The Notes are subject to certain transfer restrictions as described below under "Transfer Restrictions" and certificates evidencing the Notes bear a legend to such effect.

CONVERSION OF NOTES

         The holders of Notes are entitled at any time on or after 60 days following the latest date of original issuance thereof through the close of business on the final maturity date of the Notes, subject to prior redemption or repurchase, to convert any Notes or portions thereof (in denominations of $1,000 or multiples thereof) into Common Stock, at the conversion price of $18.00 per share of Common Stock, subject to adjustment as described below. Except as described below, no adjustment will be made on conversion of any Notes for interest accrued thereon or for dividends on any Common Stock issued upon conversion of the Notes.

         In the event a Note is called for redemption on or after July 1, 2000 and before October 1, 2000 and the holder elects to convert such Note after it has been called for redemption, the holder will be entitled to receive interest on such Note for the period from April 1, 2000 through July 1, 2000 in addition to any rights such holder may have upon conversion of the Notes. If any Notes not called for redemption are converted after a Record Date for the payment of interest and prior to the next succeeding Interest Payment Date, such Notes must be accompanied by funds equal to the interest payable on such succeeding Interest Payment Date on the principal amount so converted. No such payment will be required if the Company exercises its right to redeem such Notes on a redemption date that is an Interest Payment Date. The Company is not required to issue fractional shares of Common Stock upon conversion of Notes and, in lieu thereof, will pay a cash adjustment based upon the market price of the Common Stock on the last Trading Day (as defined) prior to the date of conversion. In the case of Notes called for redemption, conversion rights will expire at the close of business on the fifth business day preceding the date fixed for redemption, unless the Company defaults in payment of the redemption price. A Note in respect of which a holder is exercising its option to require repurchase upon a Change in Control may be converted only if such holder withdraws its election to exercise its option in accordance with the terms of the Indenture.

         The initial conversion price of $18.00 per share of Common Stock is subject to adjustment (under formulae set forth in the Indenture) in certain events, including: (i) the issuance of Common Stock as a dividend or distribution on Common Stock of the Company; (ii) certain subdivisions and combinations of the Common Stock; (iii) the issuance to all holders of Common Stock of certain rights or warrants to purchase Common Stock; (iv) the distribution to all holders of Common Stock of shares of capital stock of the Company (other than Common Stock) or evidences of indebtedness of the Company or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions in connection with the liquidation, dissolution or winding up of the Company or paid in cash); (v) dividends or other distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in clause (iv) to all holders of Common Stock to the extent that such distributions, combined together with (A) all other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made plus (B) any cash and the fair market value of other consideration payable in respect of any tender offers by the Company for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 10% of the Company's market capitalization (being the product of the then current market price of the Common Stock times the number of shares of Common Stock then outstanding on the Record Date for such distribution); (vi) the purchase of Common Stock pursuant to a tender offer made by the Company or any of its subsidiaries to the extent that the same involves an aggregate consideration that, together with (X) any cash and the fair market value of any other consideration payable in any other tender offer by the Company or any of its subsidiaries for Common Stock expiring within the 12 months preceding such tender offer in respect of which no adjustment has been made plus (Y) the aggregate amount of any such all-cash distributions referred to in clause (v) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of the Company's market capitalization on the expiration of such tender offer and (vii) payment in respect of a tender offer or exchange offer by a person other than the Company or any subsidiary of the Company in which, as of the closing date of the offer, the Board of Directors is not recommending rejection of the offer. If an adjustment is required to be made as set forth in clause (v) above as a result of a distribution that is not a quarterly dividend, such adjustment would be based upon the full amount of the distribution. The adjustment referred to in clause (vii) above will only be made if the tender offer or exchange offer is for an amount which increases that person's ownership of Common Stock to more than 25% of the total shares of Common Stock outstanding and, if the cash and value of any other consideration included in such payment per share of Common Stock, exceeds the Current Market Price per share of Common Stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer. The adjustment referred to in clause (vii) above will not be made, however, if, as of the closing of the offer, the offering documents with respect to such offer disclose a plan or an intention to cause the Company to engage in a consolidation or merger of the Company or a sale of the Company's assets, as an entirety or substantially as an entirety.

         In addition, the Indenture provides that if the Company implements a stockholders' rights plan, such rights plan must provide that, upon conversion of the Notes, the holders will receive, in addition to the Common Stock issuable upon such conversion, such rights, whether or not such rights have separated from the Common Stock at the time of such conversion.

         No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.

         In the case of (i) any reclassification or change of the Common Stock or (ii) a consolidation, merger or combination involving the Company or a sale or conveyance to another person of the property and assets of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Notes then outstanding will be entitled thereafter to convert such Notes into the kind and amount of shares of stock, other securities or other property or assets which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such Notes been converted into Common Stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance assuming that a holder of Notes would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith.

         In the event of a taxable distribution to holders of Common Stock (or other transaction) which results in any adjustment of the conversion price, the holders of Notes may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock. See "Certain Federal Income Tax Considerations."

         The Company from time to time may, to the extent permitted by law, reduce the conversion price of the Notes by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such decrease, if the Board of Directors has made a determination that such decrease would be in the best interests of the Company, which determination shall be conclusive. See "Certain Federal Income Tax Considerations." The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain Federal Income Tax Considerations."

OPTIONAL REDEMPTION BY THE COMPANY

         The Notes are not entitled to any sinking fund. At any time on or after July 1, 2000, all or any part of the Notes will be redeemable at the Company's option on at least 15 but not more than 60 days' notice, as a whole or, from time to time in part, at the following prices (expressed in percentages of the principal amount), together with accrued interest to, but excluding, the date fixed for redemption.

         If redeemed during the 12-month period beginning July 1:

                        YEAR                        REDEMPTION PRICE
                        ----                        ----------------

                        2000 . . . . . . . . . . . .      104%

                        2001 . . . . . . . . . . . .      103

                        2002 . . . . . . . . . . . .      102

                        2003 . . . . . . . . . . . .      101


and 100% at July 1, 2004; provided that any semi-annual payment of interest becoming due on the date fixed for redemption shall be payable to the holders of record on the relevant Record Date of the Notes being redeemed.

         If fewer than all the Notes are to be redeemed, the Trustee will select the Notes to be redeemed in principal amounts of $1,000 or multiples thereof by lot or, in its discretion, on a pro rata basis. If any Note is to be redeemed in part only, a new Note or Notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder's Notes is selected for partial redemption and such holder converts a portion of such Notes, such converted portion shall be deemed to be taken from the portion selected for redemption.

REPURCHASE AT OPTION OF HOLDERS UPON CHANGE IN CONTROL

         The Indenture provides that if a Change in Control occurs, each holder of Notes shall have the right to require the Company to repurchase all of such holder's Notes, or any portion of the principal amount thereof that is an integral multiple of $1,000, on the date (the "Repurchase Date") that is 30 days after the date of the Company Notice (as defined below), for cash at a price equal to 100% of the principal amount thereof (the "Repurchase Price"), together with accrued and unpaid interest to, but excluding, the Repurchase Date; provided that any semi-annual payment of interest becoming due on the Repurchase Date shall be payable to the holders of record on the relevant Record Date of the Notes being repurchased.

         Within 15 days after the occurrence of a Change in Control, the Company or, at the Company's request, the Trustee, is obligated to mail to all holders of record of Notes a notice (the "Company Notice") of the occurrence of such Change in Control and of the repurchase right arising as a result thereof. The Company must also deliver a copy of the Company Notice to the Trustee. To exercise the repurchase right, a holder of such Notes must deliver to the Trustee on or before the Repurchase Date written notice of the holder's exercise of such right, together with the Notes with respect to which the right is being exercised, duly endorsed for transfer to the Company.

         A "Change in Control" will be deemed to have occurred at such time after the original issuance of the Notes as:

         (i) any Person (as defined) (including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act), other than the Company, any subsidiary of the Company, or any employee benefit plan of the Company or any such subsidiary, is or becomes the beneficial owner, directly or indirectly, through a purchase or other acquisition transaction or series of transactions (other than a merger or consolidation involving the Company), of shares of capital stock of the Company entitling such Person to exercise in excess of 50% of the total voting power of all shares of capital stock of the Company entitled to vote generally in the election of directors;

         (ii) there occurs any consolidation of the Company with, or merger of the Company into, any other Person, any merger of another Person into the Company, or any sale or transfer of the assets of the Company, as an entirety or substantially as an entirety, to another Person (other than (a) any such transaction pursuant to which the holders of the Common Stock immediately prior to such transaction have, directly or indirectly, shares of capital stock of the continuing or surviving corporation immediately after such transaction which entitle such holders to exercise in excess of 50% of the total voting power of all shares of capital stock of the continuing or surviving corporation entitled to vote generally in the election of directors and (b) any merger (1) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock or (2) which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock and separate series of common stock carrying substantially the same relative rights as the Common Stock); or

         (iii) a change in the Board of Directors of the Company in which the individuals who constituted the Board of Directors of the Company at the beginning of the one-year period immediately preceding such change (together with any other director whose election to the Board of Directors of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of at least a majority of the directors then in office either who were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office;

         provided, however, that a Change in Control shall not be deemed to have occurred if either (a) the closing price per share of the Common Stock for any ten Trading Days within the period of 20 consecutive Trading Days ending immediately before the Change in Control shall equal or exceed 105% of the conversion price in effect on each such Trading Day, or (b) (i) at least 90% of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the Change in Control consists of shares of common stock with full voting rights traded on a national securities exchange or quoted on Nasdaq (or which will be so traded or quoted when issued or exchanged in connection with such Change in Control) (such securities being referred to as "Publicly Traded Securities") and as a result of such transaction or transactions such Notes become convertible solely into such Publicly Traded Securities and (ii) the consideration in the transaction or transactions constituting the Change in Control consists of cash, Publicly Traded Securities or a combination of cash and Publicly Traded Securities with an aggregate fair market value (which, in the case of Publicly Traded Securities, shall be equal to the average closing price of such Publicly Traded Securities during the ten consecutive Trading Days commencing with the sixth Trading Day following consummation of the transaction or transactions constituting the Change in Control) is at least 105% of the Conversion Price in effect on the date immediately preceding the date of consummation of such Change in Control. The term "beneficial owner" shall be determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act.

         To the extent applicable, the Company will comply with the provisions of Rule 13e-4 or any other tender offer rules, and will file a Schedule 13E-4 or any other schedule required under such rules, in connection with any offer by the Company to repurchase Notes upon a Change in Control.

         The Change in Control feature of the Notes may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The repurchase right is not the result of management's knowledge of any effort to accumulate any Common Stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, this right is the result of negotiations between the Company and the Initial Purchasers.

         The foregoing provisions would not necessarily afford holders of the Notes protection in the event of a highly leveraged transaction, certain changes in control of the Company or other transactions involving the Company that may adversely affect holders.

         The Company's ability to repurchase Notes upon the occurrence of a Change in Control is subject to limitations. If a Change in Control were to occur, there could be no assurance that the Company would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price for all Notes tendered by holders thereof. In addition, the terms of certain of the Company's existing debt agreements prohibit the Company from purchasing any Notes and also identify certain events that would constitute a change in control, as well as certain other events with respect to the Company or certain of its subsidiaries, which would constitute an event of default under such debt agreements. Any future credit agreements or other agreements related to other Indebtedness (including other Senior Indebtedness) to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change in Control occurs at a time when the Company is prohibited from repurchasing Notes, the Company could seek the consent of its lenders to repurchase the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from repurchasing Notes. Any failure by the Company to repurchase the Notes when required following a Change in Control would result in an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture. Any such default may, in turn, cause a default under Senior Indebtedness of the Company. Moreover, the occurrence of a Change in Control may cause an event of default under Senior Indebtedness of the Company. As a result, in each case, any repurchase of the Notes would, absent a waiver, be prohibited under the subordination provisions of the Indenture until the Senior Indebtedness is paid in full. See "--Subordination of Notes" below, "Risk Factors--Subordination" and "Risk Factors--Limitation on Repurchase of Notes upon Change in Control."

SUBORDINATION OF NOTES

         The Indebtedness evidenced by the Notes is subordinated to the extent provided in the Indenture to the prior payment in full of all Senior Indebtedness. Upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the Notes is to be subordinated to the extent provided in the Indenture in right of payment to the prior payment in full in cash of all Senior Indebtedness. In the event of any acceleration of the Notes because of an Event of Default (as defined in the Indenture), the holders of any Senior Indebtedness then outstanding would be entitled to payment in full in cash of all obligations in respect of such Senior Indebtedness before the holders of the Notes are entitled to receive any payment or distribution in respect thereof. The Indenture requires that the Company promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default.

         The Company also may not make any payment upon or in respect of the Notes if (i) a default in the payment of the principal of, premium, if any, interest, lease payment or other obligations in respect of Senior Indebtedness occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness (as defined) that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or other person permitted to give such notice under the Indenture. Payments on the Notes may and shall be resumed (a) in case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received if the maturity of such Designated Senior Indebtedness has not been accelerated. No new period of payment blockage may be commenced pursuant to a Payment Blockage Notice unless and until (i) 365 days have elapsed since the initial effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

         By reason of the subordination provisions described above, in the event of the Company's bankruptcy, dissolution or reorganization, holders of Senior Indebtedness may receive more, ratably, and holders of the Notes may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Event of Default under the Indenture.

         The term "Senior Indebtedness" means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, Indebtedness (as defined) of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing), unless in the case of any particular Indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness shall not be senior in right of payment to the Notes or expressly provides that such Indebtedness is "pari passu" or "junior" to the Notes. Notwithstanding the foregoing, the term Senior Indebtedness shall not include any Indebtedness of the Company to any Subsidiary (as defined in the Indenture) of the Company.

         The term "Indebtedness" means, with respect to any Person (as defined in the Indenture), and without duplication, (a) the principal of and premium, if any, and interest on, and fees, costs, enforcement expenses, collateral protection expenses and other reimbursement or indemnity obligations in respect to all indebtedness or obligations of the Company to any Person, including but not limited to banks and other lending institutions, for money borrowed that is evidenced by a note, bond, debenture, loan agreement, or similar instrument or agreement (including purchase money obligations with original maturities in excess of one year and noncontingent reimbursement obligations in respect of amounts paid under letters of credit); (b) all reimbursement obligations and other liabilities (contingent or otherwise) of such Person with respect to letters of credit, bank guarantees or bankers' acceptances, (c) all obligations and liabilities (contingent or otherwise) in respect of leases of such Person required, in conformity with generally accepted accounting principles, to be accounted for as capital lease obligations on the balance sheet of such Person,
(d) all obligations of such Person (contingent or otherwise) with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement, (e) all direct or indirect guaranties or similar agreements by such Person in respect of, and obligations or liabilities (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clauses
(a) through (d), (f) any indebtedness or other obligations, excluding any operating leases the Company is currently (or may become) a party to, described in clauses (a) through (d) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such Person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such Person and (g) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (a) through (f).

         The term "Designated Senior Indebtedness" means the Company's indebtedness outstanding from time to time under its revolving credit facility and any particular Senior Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Senior Indebtedness shall be "Designated Senior Indebtedness" for purposes of the Indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness).

         Any right of the Company to receive any assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

         As of June 30, 1997, the Company had approximately $18.9 million of indebtedness outstanding that would have constituted Senior Indebtedness. The Indenture will not limit the amount of additional indebtedness, including Senior Indebtedness, which the Company can create, incur, assume or guarantee, nor will the Indenture limit the amount of indebtedness which any subsidiary can create, incur, assume or guarantee.

         In the event that, notwithstanding the foregoing, the Trustee or any holder of Notes receives any payment or distribution of assets of the Company of any kind in contravention of any of the subordination provisions of the Indenture, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the Notes before all Senior Indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Indebtedness or their representative or representatives to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Indebtedness.

         The Company is obligated to pay reasonable compensation to the Trustee and to indemnify the Trustee against any losses, liabilities or expenses incurred by it in connection with its duties relating to the Notes. The Trustee's claims for such payments will be senior to those of holders of the Notes in respect of all funds collected or held by the Trustee.

EVENTS OF DEFAULT AND REMEDIES

         The following are Events of Default under the Indenture: (i) default in the payment of any interest upon the Notes, continued for 30 days, (ii) default in the payment of principal or premium, if any, upon the Notes when due or in the payment of any redemption obligation, (iii) default by the Company or any subsidiary with respect to its obligation to pay principal of or interest on indebtedness for borrowed money, which default shall have resulted in indebtedness aggregating more than $5 million, (iv) default by the Company with respect to indebtedness for borrowed money, which default results in the acceleration of such indebtedness in an amount exceeding $5 million, which indebtedness has not been discharged or such acceleration has not been rescinded or annulled for a period of 10 days, (v) failure to perform any other covenant or warranty of the Company, continued for 60 days after written notice as provided in the Indenture, (vi) final judgments or orders are rendered against the Company or any of its subsidiaries which require the payment by the Company or any of its subsidiaries of an amount (to the extent not covered by insurance) in excess of $5 million and such judgments or orders remain unstayed or unsatisfied for more than 60 days and are not being contested in good faith by appropriate proceedings, and (vii) certain events of bankruptcy, insolvency or reorganization with respect to the Company.

         The Indenture provides that if an Event of Default shall have occurred and be continuing, the Trustee or the holders of not less than 25% in principal amount of the Notes then outstanding may declare the principal of and accrued interest on the Notes to be due and payable immediately, but if the Company shall cure all defaults (except the nonpayment of principal of, premium, if any, and interest on any of the Notes which shall have become due by acceleration) and certain other conditions are met, with certain exceptions, such declaration may be annulled and past defaults may be waived by the holders of a majority of the principal amount of the Notes then outstanding. In the case of certain events of bankruptcy or insolvency, the principal of and accrued interest on the Notes shall automatically become and be immediately due and payable.

         The holders of a majority in principal amount of the Notes then outstanding shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.


MODIFICATIONS OF THE INDENTURE

         The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of the Notes at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the holders of the Notes, except that no such modification shall (i) extend the fixed maturity of any Note, reduce the rate or extend the time of payment of interest thereon, reduce the principal amount thereof or premium, if any, thereon, reduce any amount payable upon redemption thereof, change the obligation of the Company to repurchase any Note upon the occurrence of any Change in Control in a manner adverse to holders of Notes, impair the right of a holder to institute suit for the payment thereof, change the currency in which the Notes are payable, or impair the right to convert the Notes into Common Stock in any material respect, or modify the provisions of the Indenture with respect to the subordination of the Notes in a manner adverse to the holders of the Notes in any material respect, without the consent of the holder of each Note so affected, or (ii) reduce the aforesaid percentage of Notes the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all of the Notes then outstanding.

CONCERNING THE TRUSTEE

         First Union National Bank of Virginia, the Trustee under the Indenture, has been appointed by the Company as the initial paying agent, conversion agent, registrar and custodian with regard to the Notes. The Company may maintain deposit accounts and conduct other banking transactions with the Trustee or its affiliates in the ordinary course of business, and the Trustee and its affiliates may from time to time in the future provide banking and other services to the Company in the ordinary course of their business.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         The following is a general summary, as of the date hereof, of certain United States federal income tax consequences relevant to holders of the Notes and the Conversion Shares. This discussion is based on existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, judicial decisions and administrative rulings, all of which are subject to change or alternative construction with possible retroactive effect. This summary does not discuss other federal taxes (such as federal estate and gift taxes) or any state, local or foreign tax considerations, nor does it purport to address all federal income tax consequences applicable to all categories of investors, some of which may be subject to special rules, such as Non-U.S. Holders (as defined below), life insurance companies, tax-exempt organizations, dealers in securities or currency, banks or other financial institutions, investors whose functional currency is not the U.S. dollar, or investors that hold the Notes as part of a hedge, straddle or conversion transaction. In addition, this summary is generally limited to the Notes and the Common Stock into which the Notes are convertible which are held as "capital assets" within the meaning of Section 1221 of the Code. The Company will not seek a ruling from the Internal Revenue Service (the "IRS") with regard to the United States federal income tax treatment relating to an investment in the Notes (or the Common Stock into which the Notes are convertible) and, therefore, there can be no assurance that the IRS will agree with the conclusions set forth below.

         For purposes of this summary, the term "U.S. Holder" means a beneficial owner of a Note or Common Stock that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, and (iv) a trust if
(a) a U.S. court is able to exercise primary supervision over the trust's administration and (b) one or more U.S. fiduciaries have the authority to control all of the trust's substantial decisions. The term "Non-U.S. Holder" shall mean the beneficial owner of a Note or Common Stock other than a U.S. Holder.

         PERSONS CONSIDERING THE PURCHASE OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF UNITED STATES FEDERAL TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO THEIR PARTICULAR SITUATIONS. THIS SUMMARY DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF FEDERAL, STATE, LOCAL OR FOREIGN TAXATION THAT MAY BE RELEVANT TO AN INVESTOR'S DECISION TO PURCHASE THE NOTES.

TAXATION OF U.S. HOLDERS

         Adjustment to Conversion Price. Section 305 of the Code treats as a taxable distribution certain actual or constructive distributions of stock with respect to stock and convertible securities. Applicable Treasury regulations treat holders of convertible debentures as having received such a constructive distribution where the conversion price is adjusted to reflect certain distributions with respect to the stock into which such debentures are convertible. Thus, under certain circumstances, an adjustment in the conversion price of the Common Stock may be taxable to the U.S. Holders as a taxable dividend distribution. Adjustments to the conversion price, however, made pursuant to a bona fide, reasonable adjustment formula which has the effect of preventing the dilution of the interest of the U.S. Holders of such securities, generally will not be considered to result in a constructive distribution of stock. The Indenture provides that the conversion price will be adjusted upon the occurrence of certain circumstances. There can be no assurance that some of the adjustments, more fully described in the Indenture, would not result in a taxable constructive distribution to the U.S. Holders under Section 301 and 305 of the Code. In such a case, U.S. Holders may recognize income as a result of an event pursuant to which they receive no cash or property that could be used to pay the related income tax. Holders of the Notes are advised to consult their tax advisors with respect the potential of taxable constructive dividend distributions upon such conversion price modifications.

         Payments of Interest. The payment of stated interest on the Notes will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the holder's usual method of accounting for federal income tax purposes.

         Conversion of a Note into Common Stock. In general, a U.S. Holder will not recognize gain or loss on conversion of a Note solely into Common Stock of the Company pursuant to the terms of the conversion right of the Notes, except with respect to cash received in lieu of a fractional share. The holding period of the Common Stock received by the U.S. Holder upon conversion of a Note will include the period during which the Note was held prior to the conversion. The U.S. Holder's aggregate tax basis in the Common Stock received upon conversion of a Note will equal the U.S. Holder's aggregate tax basis in the Note exchanged (reduced by the portion allocable to cash received in lieu of a fractional share). A U.S. Holder generally will recognize capital gain or loss in connection with any cash received in lieu of a fractional share in an amount equal to the difference between the amount of cash received and the U.S. Holder's tax basis in the fractional share. Special federal income tax rules for the treatment of the conversion of a Note into Common Stock may apply if a U.S. Holder converts after a record date for the payment of interest but prior to the next succeeding interest payment date (for instance, the fair market value of Common Stock received which is attributable to accrued interest will be taxable as ordinary interest income in certain circumstances). U.S. Holders should consult their own tax advisors regarding the tax consequences of converting the Notes into Common Stock.

         Disposition of Notes or Common Stock. A U.S. Holder of a Note (or the Common Stock into which it was converted) generally will recognize capital gain or loss upon the sale, exchange, retirement or other disposition of the Note (or the Common Stock) measured by the difference between (i) the amount realized (except to the extent the amount is attributable to accrued interest income, which will generally be taxable as ordinary income) and (ii) the U.S. Holder's tax basis in the Note (or the Common Stock). The gain or loss on such disposition will be long-term capital gain or loss if the Note (or the Common Stock) has been held for more than one year at the time of such disposition.

         Distributions with Respect to Common Stock. In general, distributions made by the Company with respect to Common Stock will constitute dividends for federal income tax purposes and will be taxable to a holder as ordinary income to the extent of the Company's undistributed current or accumulated earnings and profits (as determined for federal income tax purposes). Distributions in excess of the Company's current or accumulated earnings and profits will be treated first as a nontaxable return of capital reducing the U.S. Holder's tax basis in the Common Stock, thus increasing the amount of any gain (or reducing the amount of any loss) which might be realized by such holder upon the sale, exchange or redemption of such Common Stock. Any such distributions in excess of the U.S. Holder's tax basis in the Common Stock will be treated as capital gain to the U.S. Holder (provided the Common Stock is held as a capital asset), and will be either long-term or short-term capital gain depending upon the holder's federal income tax holding period for the Common Stock.

         To the extent that distributions made by the Company are treated as dividends, a U.S. Holder of Common Stock that is taxed as a domestic corporation and that meets the applicable holding period and taxable income requirements of the Code may be entitled to a deduction under Section 243 of the Code equal in amount to 70% of the dividends paid out of such earnings and profits (the "Dividends Received Deduction"). With respect to Common Stock considered to be "portfolio stock" as defined in Section 246A of the Code, the Dividends Received Deduction will be reduced to the extent that the Common Stock constitutes "debt financed portfolio stock." The receipt of a dividend on the Common Stock determined to be an "extraordinary dividend" may cause the holder's tax basis in the Common Stock to be reduced by the untaxed portion of the dividend pursuant to Section 1059 of the Code. If the untaxed portion of an "extraordinary dividend" exceeds the U.S. Holder's tax basis in the Common Stock, the excess will be treated as capital gain to the U.S. Holder (provided the Common Stock is held as a capital asset) and will be either a long-term capital gain or short-term capital gain, depending upon the U.S. Holder's federal income tax holding period for the Common Stock. Individuals, partnerships and other entities not taxable as domestic corporations, and corporations having a special tax status are not eligible for the Dividend Received Deduction.

TAXATION OF NON-U.S. HOLDERS

         Payments of Interest. The payment of stated interest on a Note by the Company or any paying agent to a Non-U.S. Holder will qualify for the "portfolio interest exemption" and, therefore, will not be subject to United

States federal income tax or withholding tax, provided that such interest income is not taxable as effectively connected with a United States trade or business of the Non-U.S. Holder and provided that the Non-U.S. Holder (i) does not actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, (ii) is not a controlled foreign corporation related to the Company actually or constructively through stock ownership, (iii) is not a bank receiving interest on a loan entered into in the ordinary course of business, and (iv) either (a) provides a Form W-8 (or suitable substitute form) signed under penalties of perjury that includes its name and address and certifies as to its non-United States status in compliance with applicable law and regulations, or (b) deposits the Note with a securities clearing organization, bank or financial institution that holds customers' securities in the ordinary course of its trade or business and which holds the Note and provides a statement to the Company or its agent under penalties of perjury in which it certifies that such a Form W-8 (or a suitable substitute) has been received by it from the Non-U.S. Holder or qualifying intermediary and furnishes the Company or its agent with a copy thereof.

         Proposed Treasury regulations (the "Proposed Regulations") would provide alternative methods for satisfying the certification requirement described in clause (iv) above. The Proposed Regulations also would generally require, in the case of Notes held by a foreign partnership, that (a) the certification described in clause (iv) above be provided by the partners rather than by the foreign partnership, and (b) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule would apply in the case of tiered partnerships. The Proposed Regulations would generally be effective for payments made after December 31, 1997. There can be no assurance that the Proposed Regulations will be adopted, or as to the provisions that they will include if and when adopted in temporary or final form. Non-U.S. Holders of the Notes are advised to consult their tax advisors with respect to their qualification for the portfolio interest exemption and the steps necessary to comply with such exemption.

         Except to the extent otherwise provided under an applicable tax treaty, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder with respect to interest on a Note if such interest income is effectively connected with a United States trade or business of the Non-U.S. Holder. Effectively connected interest received by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Such effectively connected interest will generally not be subject to withholding tax if the Holder delivers IRS Form 4224 to the payor.

         Interest income of a Non-U.S. Holder that is not effectively connected with a United States trade or business and that does not qualify for the portfolio interest exemption described above will generally be subject to a withholding tax at a 30% rate (or, if applicable, a lower treaty rate).

         Conversion of a Note into Common Stock. In general, no United States federal income tax or withholding tax will be imposed upon the conversion of a
Note into Common Stock by a Non-U.S. Holder except, with respect to the receipt of cash in lieu of fractional shares by Non-U.S. Holders upon conversion of a Note, where any one of the four exceptions described below under "--Disposition of Notes or Common Stock" is applicable. In addition, under certain circumstances, the extent to which the fair market value of the Common Stock received upon conversion is attributable to accrued interest will be treated as ordinary interest income taxable as described above under "--Payments of Interest."

         Disposition of Notes or Common Stock. A Non-U.S. Holder of the Note (or the Common Stock into which it was converted) will generally not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange, retirement or other disposition of the Note (including the receipt of cash in lieu of fractional shares upon conversion of the Note to Common Stock), unless (i) the gain is effectively connected with a United States trade or business of the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either such holder has a "tax home" in the United States or the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates, or (iv) the Company is a United States real property holding corporation. The Company does not believe that it is, or is likely to become, a United States real property holding corporation.

         Distributions with Respect to Common Stock. To the extent distributions made by the Company are treated as dividends (as described above under "U.S. Holders--Distributions with respect to Common Stock), a

Non-U.S. holder will be subject to United States federal withholding tax at a 30% rate (or lower rate provided under an applicable income tax treaty) on dividends paid (or deemed paid, as described above under "--Adjustment to Conversion Price") on Common Stock, unless the dividends are taxable as effectively connected with the conduct of a trade or business in the United States and the Non-U.S. Holder delivers IRS Form 4224 to the payor. Except to the extent otherwise provided under an applicable tax treaty, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a trade or business in the United States by the Non- U.S. Holder. If such Non-U.S. Holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

         Under current Treasury Regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding rules discussed below and, under the current interpretation of Treasury Regulations, for purposes of determining the applicability of a tax treaty rate. Under the Proposed Regulations, however, a Non-U.S. Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification requirements. In addition, under the Proposed Regulations, in the case of Common Stock held by a foreign partnership, the certification requirement would generally be applied to the partners of the partnership and the partnership would be required to provide certain information, including a United States taxpayer identification number. The Proposed Regulations also provide look-through rules for tiered partnerships. It is not certain whether, or in what form, the Proposed Regulations will be adopted or the provisions they will include if and when adopted in temporary or final form.

BACKUP WITHHOLDING AND INFORMATION REPORTING

         Under current United States federal income tax law, U.S. Holders of Notes or Common Stock will be subject to information reporting and, under certain circumstances, may be subject to "backup withholding" at the rate of 31% in respect to payments of principal, interest and dividends made to, and the proceeds of disposition of Notes or Common Stock by, certain noncorporate U.S. Holders. Generally, the backup withholding rules will apply only if the U.S. Holder (i) fails to furnish its taxpayer identification number ("TIN") to the payor, (ii) furnishes such payor with an incorrect TIN, (iii) is notified by the IRS that it has failed to report properly interest, dividends or other "reportable payments" as defined by the Code, or (iv) under certain circumstances, fails to provide such payor or the U.S. Holder's securities broker with a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that the U.S. Holder is not subject to backup withholding. Backup withholding will not apply with respect to payments made to certain U.S. Holders of the Notes, including payments to certain exempt recipients (such as corporations and exempt organizations).

         Payments or distributions to a Non-U.S. Holder with respect to a Note or Common Stock, and the proceeds from a disposition of a Note or Common Stock by a Non-U.S. Holder will generally not be subject to backup withholding or to information reporting requirements unless the Non-U.S. Holder fails to comply with certain reporting procedures, the payment is received through a United States office of a broker, or the Non-U.S. Holder fails to establish an exemption from such tax or information reporting requirements under applicable provisions of the Code.

         Holders of Notes should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. The amount of any backup withholding from a payment to a holder should be allowed as a credit against such person's United States federal income tax liability and may entitle such person to a refund, provided that the required information is furnished to the IRS.

                            SELLING SECURITYHOLDERS

         The Notes were originally issued by the Company in a private placement on July 2 and July 18, 1997 to Alex. Brown & Sons, Inc. and The Robinson-Humphrey Company, Inc. (the "Initial Purchasers") and were simultaneously sold by the Initial Purchasers, in transactions exempt from the registration requirements of the Securities Act, to persons reasonably believed by such Initial Purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act). The Selling Securityholders may from time to time offer and sell pursuant to this Prospectus any or all of the Notes and Conversion Shares. The term "Selling Securityholder" includes the holders listed below and the beneficial owners of the Notes and their transferees, pledgees, donees or other successors.

         The following table sets forth information with respect to the Selling Securityholders and the respective principal amount of Notes beneficially owned by each Selling Securityholder that may be offered pursuant to this Prospectus. Such information has been obtained from the Selling Securityholders and the Trustee.

                                                                  PRINCIPAL AMOUNT               PERCENT OF TOTAL
                        SELLING SECURITYHOLDERS                     OF NOTES OWNED               OUTSTANDING NOTES
                        -----------------------                     --------------               -----------------
              Froley Revy Investments

              Skyline Asset Mangement

              Allstate Insurance Company

              Calamos Strategic CVT

              Husic Capital Management

              New York Life

              Putnam Management Co.

              Oaktree - CVTS

              Ardsley Partners

              Chelsey Capital/Othon

              Franklin Templeton Group

              Salomon Brothers Asset

              Lloyds Bank/Geneva

              Atag Asset Mgmt.

              CBI-TDB Union Bancaire

              Darier Hentsch

              Sumitomo Trust & Banking

              Value Line Asset Mgmt.

              Victoire Finance Gestion

                                                              PRINCIPAL AMOUNT               PERCENT OF TOTAL
                    SELLING SECURITYHOLDERS                     OF NOTES OWNED               OUTSTANDING NOTES
                    -----------------------                     --------------               -----------------
              Zazove Associates/NY CVT

              Alger, Fred & Company

              Barclays Bank Geneva

              Harris Trust Company

              Indosuez/Paris/De Ramon

              Janus Capital Corporation

              Swiss Bancorp/O'Connor

              Banca del Gottardo/Lugano

              Adams Communications Quas

              Associated Asset

              Baker NYE-CVT

              Berkman - CVT

              Laterman/Offshore Strategy CVT

              New Cost Fund

              Medena Foundation

              Trigone Capital Finance

              Brooks

              FW Asset

              Liechtensteinische Bank

              Pequoit

              Security Management #1

              Societe Generale/NY CVT

         None of the Selling Securityholders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Securityholders may, pursuant to this Prospectus, offer all or some portion of the Notes or the Conversion Shares, no estimate can be given as to the amount of the Notes or the Conversion Shares that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes, in transactions exempt from the registration requirements of the Securities Act, since the date on which they provided the information regarding their Notes. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

         The Notes and the Conversion Shares are being registered to permit public secondary trading of such securities by the holders thereof from time to time after the date of this Prospectus. The Company has agreed, among other things, to bear all fees and expenses incident to its obligation to register the Notes and the Conversion Shares.

         The Company will not receive any of the proceeds from the offering of Notes and the Conversion Shares by the Selling Securityholders. The Company has been advised by the Selling Securityholders that the Selling Securityholders may sell all or a portion of the Notes and Conversion Shares beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The Selling Securityholders may also make private sales directly or through a broker or brokers. Alternatively, any of the Selling Securityholders may from time to time offer the Notes or Conversion Shares beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Securityholders and the purchasers of the Notes or Conversion Shares for whom they may act as agent. The aggregate proceeds to the Selling Securityholders from the sale of the Notes or Conversion Shares offered by them hereby will be the purchase price of such Notes or Conversion Shares less discounts and commissions, if any.

         The Notes and the Conversion Shares may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection therewith.

         The outstanding Common Stock is listed for trading on Nasdaq and the Conversion Shares have been approved for quotation on Nasdaq. The Initial Purchasers have advised the Company that they are making and currently intend to continue making a market in the Notes. They are not obligated to do so, however, and any such market making may be discontinued at any time without notice, in the sole discretion of the Initial Purchasers. The Company does not intend to apply for listing of the Notes on any securities exchange or for quotation through Nasdaq. Accordingly, no assurance can be given as to the development of liquidity of any trading market that may develop for the Notes. See "Risk Factors -- Absence of Public Market for Notes."

         In order to comply with the securities laws of certain states, if applicable, the Notes and Conversion Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Notes and Conversion Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         The Selling Securityholders and any broker and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Notes of the Conversion Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Notes or the Conversion Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this Prospectus. There is no assurance that any Selling Securityholder will sell any or all of the Notes or Conversion Shares described herein, and any Selling Securityholder may transfer, devise or gift such securities by other means not described herein.

         The Notes were originally sold to Alex. Brown & Sons Incorporated and The Robinson-Humphrey Company, Inc. in July 1997 in a private placement. The Company agreed to indemnify and hold Alex. Brown & Sons Incorporated and The Robinson-Humphrey Company, Inc. harmless against certain liabilities under the Securities Act that could arise in connection with the initial sale of the Notes. The Company and the Selling Securityholders are obligated to indemnify each other against certain liabilities arising under the Securities Act.

         The Company will use its best efforts to cause the registration statement to which this Prospectus relates to become effective as promptly as is practicable and to keep such registration statement effective for a period of two years from the effective date thereof. The Company is permitted to suspend the use of this Prospectus in connection with the sales of Notes and Conversion Shares by holders upon the happening of an event or if there exists any fact that makes any statement of material fact made in this Prospectus untrue or that requires the making of additions to or changes in this Prospectus in order to make the statements herein not misleading, until such time as the Company advises the Selling Securityholders that use of the Prospectus may be resumed, in which case the period of time during which the Company is required to maintain the effectiveness of the registration statement shall be extended. Expenses of preparing and filing the registration statement and all post-effective amendments will be borne by the Company.

                                 LEGAL MATTERS

         The validity of the Notes and the Conversion Shares will be passed upon for the Company by Gibson, Dunn & Crutcher LLP, Washington, D.C. Legal matters in connection with the offering will be passed on for the Selling Securityholders by Piper & Marbury L.L.P., Baltimore, Maryland.

                                    EXPERTS

         The consolidated financial statements (including schedules) of the Company in its Annual Report on Form 10-K as of December 31, 1996, 1995 and 1994, incorporated by reference in this Prospectus, have been audited by BDO Seidman, LLP independent auditors, as set forth in their report thereon included therein and incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

-------------------------------------------------------      -------------------------------------------------------
 No dealer, salesman or any other person has been
 authorized to give any information or to make any
 representations other than those contained in this                             $57,500,000
 Prospectus, and, if given or made, such information
 or representations must not be relied upon as
 having been authorized by the Company or the                                    [ACA LOGO]
 Selling Securityholders.  Neither the delivery of
 this Prospectus nor any sale made hereunder shall,
 under any circumstances, imply that there has been                           7% CONVERTIBLE
 no change in the affairs of the Company or that the                            SUBORDINATED
 information herein is correct as of any time                                       NOTES
 subsequent to the date as of which such information                              DUE 2004
 is given.  This Prospectus does not constitute an
 offer to sell or the solicitation of any offer to                                   AND
 buy any of the securities offered hereby to anyone
 in any jurisdiction in which such offer or                                 SHARES OF COMMON STOCK
 solicitation is not authorized or in which the                         ISSUABLE UPON CONVERSION THEREOF
 person making such offer or solicitation is not                               --------------
 qualified to do so or to anyone to whom it is
 unlawful to make such offer or solicitation.                                    PROSPECTUS
 offered hereby to any person in any jurisdiction in
 which it is unlawful to make such an offer or                                 --------------
 solicitation.

                   -----------------

                   TABLE OF CONTENTS
                                                Page
                                                ----

 Available Information . . . . . . . . . . .
 Incorporation of Certain
 Information by Reference. . . . . . . . . .
 Summary . . . . . . . . . . . . . . . . . .                                SEPTEMBER __, 1997
 Risk Factors  . . . . . . . . . . . . . . .
 Ratio of Earnings to Fixed Charges  . . . .
 Use of Proceeds . . . . . . . . . . . . . .
 The Company . . . . . . . . . . . . . . . .
 Description of Notes  . . . . . . . . . . .
 Certain Federal Income Tax Considerations .
 Selling Securityholders . . . . . . . . . .
 Plan of Distribution  . . . . . . . . . . .
 Legal Matters . . . . . . . . . . . . . . .
 Experts . . . . . . . . . . . . . . . . . .

=======================================================      =======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth all expenses payable by the Company in connection with the offering of the Notes and the Conversion Shares being registered, other than discounts and commissions. The Selling Securityholders will not share any portion of these expenses.

                Registration Fee  . . . . . . . . . . . . . . . .        $ 17,272.72

                Nasdaq Fee  . . . . . . . . . . . . . . . . . . .          17,500.00

                Printing Expenses . . . . . . . . . . . . . . . .          77,886.48

                Legal Fees and Expenses . . . . . . . . . . . . .          30,000.00

                Accounting Fees and Expenses  . . . . . . . . . .          42,776.00

                Transfer Agent and Registrar Fees . . . . . . . .          5,000.00

                Miscellaneous . . . . . . . . . . . . . . . . . .          5,000.00
                                                                       --------------

                Total . . . . . . . . . . . . . . . . . . . . . .        $ 195,435.20
                                                                       ==============

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The Delaware General Corporation Law provides for indemnification of directors, officers, employees and agents, subject to certain limitations (Del. Code, Title 8 Sec. 145). Article VIII of the Company's Certificate of Incorporation provides that each person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Company), by reason of the fact that he is or was serving as a director or officer of the Company (or is or was serving at the request of the Company in a similar capacity with another entity, including employee benefit plans), shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law. The right of indemnification includes the right to be paid by the Company the expenses incurred in defending any such action, suit or proceeding in advance of its final disposition. If required by Delaware General Corporation Law, however, such advancement of expenses shall be made only upon delivery of an undertaking by such director or officer to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified.

         As permitted by Section 102 of the Delaware General Corporation Law, the Company's Certificate of Incorporation contains provisions eliminating a director's personal liability for monetary damages to the Company and its stockholders arising from a breach of a director's fiduciary duty except for liability under Section 174 of the Delaware General Corporation Law or liability for any breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction by which the director derived an improper personal benefit.

ITEM 16.  EXHIBITS

         The following exhibits are filed herewith or incorporated by reference:

             EXHIBIT                                 DESCRIPTION OF
              NUMBER                                    EXHIBIT
              ------                                    -------
               4.1*                  Specimen Common Stock Certificate.
               4.2**                 Indenture, dated as of July 2, 1997, between the
                                     Company and First Union National Bank of Virginia.
               4.3***                Registration Rights Agreement, dated as of July 2,
                                     1997, by and among the Company, Alex. Brown &
                                     Sons Incorporated and The Robinson-Humphrey
                                     Company, Inc.
               5.1                   Opinion of Gibson, Dunn & Crutcher LLP as to
                                     legality of the Notes and Common Stock registered
                                     hereby.
               12.1                  Computation of Ratio of Earnings to Fixed Charges.
               23.1                  Consent of Gibson, Dunn & Crutcher LLP (included
                                     in Exhibit 5.1).
               23.2                  Consent of BDO Seidman, LLP.
               25.1                  Statement of Eligibility of Trustee under the Trust
                                     Indenture Act of 1939 on Form T-1.
               25.2****              Power of Attorney

* Previously filed as Exhibit 4.1 to the Company's Registration Statement on Form S-1 (Registration No. 35-62206), effective July 20, 1993, incorporated herein by reference.

** Previously filed as Exhibit 4.17 to the Company's quarterly report on Form 10-Q for the three-month period ended June 30, 1997, filed August 14, 1997, incorporated herein by reference.

*** Previously filed as Exhibit 4.18 to the Company's quarterly report on Form 10-Q for the three-month period ended June 30, 1997, filed August 14, 1997, incorporated herein by reference.

****     Contained on signature page hereto.

ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities(other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed onits behalf by the undersigned, thereunto duly authorized, in the city of Dulles, Commonwealth of Virginia.

                                        ATLANTIC COAST AIRLINES, INC.

                                        By:   /s/  C. Edward Acker
                                              ----------------------------
                                             C. Edward Acker
                                             Chairman of the Board of Directors

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints C. Edward Acker, Kerry B. Skeen and Paul
H. Tate, and each of them, his attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to thisRegistration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully as to all intents andpurposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

             SIGNATURE                               TITLE                              DATE
             ---------                               -----                              ----

 /s/  C. Edward Acker               Chairman of the Board of Directors           September 11, 1997
 --------------------
 C. Edward Acker

 /s/  Kerry B. Skeen                President and Chief Executive Officer        September 11, 1997
 -------------------                (principal executive officer)
 Kerry B. Skeen

 /s/  Paul H. Tate                  Senior Vice President and Chief              September 11, 1997
 -----------------                  Financial Officer (principal financial
 Paul H. Tate                       and accounting officer)

 /s/  Robert E. Buchanan            Director                                     September 11, 1997
 -----------------------
 Robert E. Buchanan

 /s/  Joseph W. Elsbury             Director                                     September 11, 1997
 ----------------------
 Joseph W. Elsbury

 /s/  James J. Kerley               Director                                     September 11, 1997
 --------------------
 James J. Kerley

 /s/  James C. Miller               Director                                      September 11 1997
 --------------------
 James C. Miller

 /s/  Thomas J. Moore               Director                                      September 11 1997
 --------------------
 Thomas J. Moore

 /s/  John M. Sullivan              Director                                      September 11 1997
 ---------------------
 John M. Sullivan

                                 EXHIBIT INDEX

EXHIBIT                        DESCRIPTION OF                                   SEQUENTIALLY
NUMBER                            EXHIBIT                                       NUMBERED PAGE
------                            -------                                       -------------

 5.1       Opinion of Gibson, Dunn & Crutcher LLP as to legality of the
           Notes and Common Stock registered hereby.
 12.1      Computation of Ratio of Earnings to Fixed Charges.
 23.1      Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit
           5.1).
 23.2      Consent of BDO Seidman, LLP.
 25.1      Statement of Eligibility of Trustee under the Trust Indenture Act of
           1939 on Form T-1.
 25.2      Power of Attorney                                                            *

*        Contained on the signature page hereto.